Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-155994

FINAL TERM SHEET

Dated: July 27, 2010

Issuer:	Safeway Inc.

Offering Format:	SEC registered

Size:	$500,000,000

Maturity:	August 15, 2020

Coupon (Interest Rate):	3.950%

Underwriting Discount:	0.650%

Yield to Maturity:	4.004%

Spread to Benchmark Treasury:	+ 95 basis points

Benchmark Treasury:	3.500% due May 2020

Benchmark Treasury Yield:	3.054%

Interest Payment Dates:	February 15th and August 15th, commencing February 15th, 2011

Price to Public:	99.556%

Redemption Provisions:	In addition to the change of control triggering event as described in the Preliminary Prospectus Supplement dated July 27, 2010, redeemable as described below.

Make-whole call:	At any time at the greater of 100% of the principal amount of the notes being redeemed or discounted present value at Treasury Rate plus 20 basis points

Trade Date:	July 27, 2010

Settlement Date:	August 3, 2010 (T+5). Purchasers who wish to trade notes on the date of this term sheet or the next business day will be required, by virtue of the T+5 settlement and the fact that trades in the secondary market generally are required to settle in three business days, to specify an alternate settlement cycle to prevent a failed settlement.

CUSIP:	786514BS7

Anticipated Ratings:	Baa2 by Moody’s Investors Service, Inc., BBB by Standard & Poor’s Ratings Services and BBB by Fitch Ratings

Joint Book-Running Managers:	J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated RBS Securities Inc.

Co-Managers:

Banc of America Securities LLC

BNP Baribas Securities Corp.

Deutsche Bank Securities Inc.

Wells Fargo Securities, LLC

Barclays Capital Inc.

Credit Suisse Securities (USA) LLC

Goldman, Sachs & Co.

Mitsubishi UFJ Securities (USA), Inc.

UBS Securities LLC

U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or calling Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or RBS Securities Inc. toll-free at 1-866-884-2071.